EXHIBIT 10.1

AMENDMENT NO. 1

TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of December 2, 2019 (this “Amendment”), by and among Terra Tech Corp., a Nevada corporation (“Terra Tech”), TT Merger Sub, Inc., a Delaware corporation (“Merger Sub”), OneQor Technologies, Inc., a Delaware corporation (“OneQor”), Matthew Morgan, an individual (“Morgan”), Larry Martin, an individual (“Martin” and collectively with Morgan, the “Major Shareholders”), and Larry Martin, solely in his capacity as Shareholder Representative (the “Shareholder Representative”). Each of Terra Tech, Merger Sub, OneQor, the Major Shareholders, and the Shareholder Representative is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of October 30, 2019 (the “Merger Agreement”);

WHEREAS, pursuant to Section 12.10 of the Merger Agreement, each of the Parties wish to mutually agree to amend the Merger Agreement to modify certain provisions thereof, as set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Section 5.4 of the Merger Agreement. Section 5.4 of the Merger Agreement is hereby amended and restated in its entirety as follows:

5.4 Commercially Reasonable Efforts.

During the Pre-Closing Period, OneQor shall use its commercially reasonable efforts to cause the conditions set forth in Article VIII and Article IX to be satisfied on a timely basis and so that the Closing can take place on or before January 2, 2020, in accordance with Section 1.3, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of OneQor set forth in Article II becoming untrue, or in any of the conditions of Closing set forth in Article VIII or Article IX not being satisfied.

2. Amendment to Section 6.3 of the Merger Agreement. Section 6.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

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6.3 Commercially Reasonable Efforts.

During the Pre-Closing Period, Terra Tech shall use its commercially reasonable efforts to cause the conditions set forth in Article VIII and Article IX to be satisfied on a timely basis and so that the Closing can take place on or before January 2, 2020, or as soon thereafter as is reasonably practical, in accordance with Section 1.3, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of Terra Tech set forth in this Agreement becoming untrue or in any of the conditions of closing set forth in Article VIII or Article IX not being satisfied.

3. Amendment to Section 10.2(a) and Section 10.2(c) of the Merger Agreement. Section 10.2(a) and Section 10.2(c) of the Merger Agreement are hereby amended and restated in their entirety as follows:

(a) Provided that OneQor shall have complied with Section 10.2(c) below, Terra Tech shall as promptly as practicable after the Closing Date, but in no event later than January 3, 2020, file the Information Statement on Schedule 14F-1 with the SEC with respect to the transactions described in this Agreement. No earlier than ten days following the mailing of the Schedule 14F-1 to the Terra Tech stockholders, Terra Tech shall cause the appointment of the individuals set forth on Schedule II to be the directors and officers of Terra Tech, and shall cause the concurrent resignation of the officers of Terra Tech as set forth on Schedule III.

(c) No later than December 15, 2019, OneQor shall provide to Terra Tech any information with respect to OneQor and the OneQor Designee required by Section 14(f) and Rule 14f-1.

4. Amendment to Section 10.3 of the Merger Agreement. Section 10.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

10.3 Stock Option Plan. On or before January 2, 2020, Terra Tech shall have adopted a stock option plan providing for at least 15% of the outstanding shares of Terra Tech Common Stock at the Closing Date to be designated for directors, advisors and employees and such equity incentive plan is in full force and effect.

5. Amendment to Sections 11.1(d) and (e) of the Merger Agreement. Sections 11.1(d) and (e) of the Merger Agreement are hereby amended and restated in their entirety as follows:

(d) by Terra Tech if the Closing has not taken place on or before January 2, 2020 (except if as a result of any failure on the part of Terra Tech to comply with or perform its covenants and obligations under this Agreement or in any other Transactional Agreement);

(e) by OneQor if the Closing has not taken place on or before January 2, 2020 (except if as a result of the failure on the part of OneQor or the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other Transactional Agreement);

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6. Reference to and Effect in the Merger Agreement.

a. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby. Notwithstanding the foregoing, all references in the Merger Agreement, the OneQor Disclosure Schedule, the Shareholder Disclosure Schedule and the Terra Tech Disclosure Schedule to “the date hereof” or “the date of this Agreement” shall refer to October 30, 2019.

b. Except as specifically amended herein, the Merger Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Merger Agreement.

7. Miscellaneous. Article XII of the Merger Agreement shall apply mutatis mutandis to this Amendment.

8. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed as of the date first above written.

TERRA TECH CORP.

By:	/s/ Steven J. Ross
Name:	Steven J. Ross
Title:	Director

TT MERGER SUB, INC.

By:	/s/ Alan Gladstone
Name:	Alan Gladstone
Title:	President

ONEQOR TECHNOLOGIES, INC.

By:	/s/ Larry Martin
Name:	Larry Martin
Title:	Chairman

/s/ Matthew Morgan
MATTHEW MORGAN

/s/ Larry Martin
LARRY MARTIN

Larry Martin, solely in his capacity as a Shareholder Representative

By:	/s/ Larry Martin

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